                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                                 IMAGEMAX, INC.
                 ----------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                  ---------------------------------------------
                         (Title of Class of Securities)

                                   45245V 10 1
                           --------------------------
                                 (CUSIP Number)

                                February 15, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                          [   ]   Rule 13d-1(b)
                          [ X ]   Rule 13d-1(c)
                          [   ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 10 pages

-------------------------------                    -----------------------------
CUSIP No. 45245V 10 1                   13G                   Page 2 of 10 pages

-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           TDH III, L.P. - I.R.S. No. 23-2712302
------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [   ]
                                                                    (b) [   ]


------------------------------------------------------------------------------
   3.      SEC USE ONLY



------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
------------------------------------------------------------------------------
                             5.     SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6.     SHARED VOTING POWER
       OWNED BY
         EACH                            445,714
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7.     SOLE DISPOSITIVE POWER



                            ----------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                         445,714

--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           445,714
--------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.72%
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*

                 PN
--------------------------------------------------------------------------------

-------------------------------                    -----------------------------
CUSIP No. 45245V 10 1                   13G                   Page 3 of 10 pages

-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           TDH III, Partners, L.P. - I.R.S. No. 23-2712304
------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [   ]
                                                                    (b) [   ]


------------------------------------------------------------------------------
   3.      SEC USE ONLY



------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
------------------------------------------------------------------------------
                             5.     SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6.     SHARED VOTING POWER
       OWNED BY
         EACH                            445,714
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7.     SOLE DISPOSITIVE POWER



                            ----------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                         445,714

--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           445,714
--------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.72%
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*

                 PN
--------------------------------------------------------------------------------

-------------------------------                    -----------------------------
CUSIP No. 45245V 10 1                   13G                   Page 4 of 10 pages

-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           James M. Buck, III - S.S. No. ###-##-####
------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [   ]
                                                                    (b) [   ]


------------------------------------------------------------------------------
   3.      SEC USE ONLY



------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
------------------------------------------------------------------------------
                             5.     SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6.     SHARED VOTING POWER
       OWNED BY
         EACH                            445,714
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7.     SOLE DISPOSITIVE POWER



                            ----------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                         445,714

--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           445,714
--------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.72%
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*

                 IN
--------------------------------------------------------------------------------

-------------------------------                    -----------------------------
CUSIP No. 45245V 10 1                   13G                   Page 5 of 10 pages

-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           J.B. Doherty - S.S. No. ###-##-####
------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [   ]
                                                                    (b) [   ]


------------------------------------------------------------------------------
   3.      SEC USE ONLY



------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
------------------------------------------------------------------------------
                             5.     SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6.     SHARED VOTING POWER
       OWNED BY
         EACH                            445,714
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7.     SOLE DISPOSITIVE POWER



                            ----------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                         445,714

--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           445,714
--------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.72%
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*

                 IN
--------------------------------------------------------------------------------

-------------------------------                    -----------------------------
CUSIP No. 45245V 10 1                   13G                   Page 6 of 10 pages

-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Stephen W. Harris - S.S. No. ###-##-####
------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [   ]
                                                                    (b) [   ]


------------------------------------------------------------------------------
   3.      SEC USE ONLY



------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
------------------------------------------------------------------------------
                             5.     SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6.     SHARED VOTING POWER
       OWNED BY
         EACH                            445,714
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7.     SOLE DISPOSITIVE POWER



                            ----------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                         445,714

--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           445,714
--------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.72%
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*

                 IN
--------------------------------------------------------------------------------

-------------------------------                    -----------------------------
CUSIP No. 45245V 10 1                   13G                   Page 7 of 10 pages

-------------------------------                    -----------------------------

Item 1(a) Name of Issuer
          --------------

          ImageMax, Inc.


Item 1(b) Address of Issuer's Principal Executive Offices
          -----------------------------------------------

          ImageMax, Inc.
          1100 E. Hector Street, Suite 396
          Conshohocken, PA 19428


Item 2(a) Name of Person Filing
          ---------------------

          This schedule is being filed on behalf of (i) TDH III, L.P.,
          (ii) TDH III Partners, L.P., its general partner, and (iii)
          James M. Buck, III, J.B. Doherty and Stephen W. Harris, the general partners of TDH III Partners, L.P.


Item 2(b) Address of Principal Business Office, or, if none, Residence
          ------------------------------------------------------------

          The business office of each of the reporting persons is:
          919 Conestoga Road,
          Building 1, Suite 301
          Rosemont, PA 19010


Item 2(c) Citizenship
          -----------

          TDH III, L.P. is a Delaware limited partnership
          TDH III Partners, L.P. is a Delaware limited partnership
          James M. Buck, III, J.B. Doherty and Stephen W. Harris are citizens of the United States


Item 2(d) Title of Class of Securities
          ----------------------------

          Common Stock, no par value


Item 2(e) CUSIP Number
          -----------

          45245V 10 1

-------------------------------                    -----------------------------
CUSIP No. 45245V 10 1                   13G                   Page 8 of 10 pages

-------------------------------                    -----------------------------


Item 3    This statement is filed pursuant to Rule 13d-1(c).

Item 4    Ownership
          ---------

          (a) Amount beneficially owned: Convertible subordinated promissory notes convertible into 445,714 shares of the issuer's common stock is beneficially owned by TDH III, L.P., and by TDH III Partners, L.P., as general partner, and James M. Buck, III, J.B. Doherty and Stephen W. Harris, as general partners of TDH III Partners, L.P.

          (b) Percent of class: 6.72%

          (c) TDH III Partners, L.P., as general partner, and James M. Buck, III, J.B. Doherty and Stephen W. Harris, as general partners of TDH III Partners, L.P., have shared power to dispose or direct the disposition of 445,714 shares of issuer's common stock on behalf of TDH III, L.P.

Item 5    Ownership of Five Percent or Less of a Class
          --------------------------------------------

          Not applicable


Item 6    Ownership of More than Five Percent on Behalf of Another Person
          ---------------------------------------------------------------

          No other persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the issuer's shares which are the subject of this Schedule 13G, except indirectly, the right of the limited partners of TDH III, L.P. and TDH III Partners, L.P. to receive the dividends from, and the proceeds of sale in respect to, the shares held by TDH III, L.P.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
          ------------------------------------------------------------------

          Not Applicable


Item 8    Identification and Classification of Members of the Group
          ---------------------------------------------------------

          Not Applicable

-------------------------------                    -----------------------------
CUSIP No. 45245V 10 1                   13G                   Page 9 of 10 pages

-------------------------------                    -----------------------------

Item 9    Notice of Dissolution of Group
          ------------------------------

          Not Applicable


Item 10   Certification
          -------------

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 24, 2000
----------------------------------
Date

TDH III, L.P.

By:       TDH III Partners, L.P., General Partner

          By: /s/ JAMES M. BUCK, III
              -----------------------------------
              James M. Buck, III, a general partner

TDH III Partners, L.P.

          By: /s/ JAMES M. BUCK, III
          ----------------------------------------
          James M. Buck, III, a general partner

          /s/ JAMES M. BUCK, III
          ----------------------------------------
              James M. Buck, III

          /s/ J.B. DOHERTY
          ----------------------------------------
              J.B. Doherty

          /s/ STEPHEN W. HARRIS
          ----------------------------------------
              Stephen W. Harris

-------------------------------                    -----------------------------
CUSIP No. 45245V 10 1                   13G                  Page 10 of 10 pages

-------------------------------                    -----------------------------


                                    EXHIBIT A

                             Joint Filing Agreement

          The Undersigned agree that the foregoing Schedule 13G, dated February 24, 2000 is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-(k)(1).

Dated February 24, 2000

TDH III, L.P.

By: TDH III Partners, L.P.

    By: /s/ JAMES M. BUCK, III
    --------------------------

    Name: James M. Buck, III
    --------------------------

    Title: General Partner
    --------------------------


TDH III Partners, L.P.

By: /s/ JAMES M. BUCK, III
    --------------------------

    Name: James M. Buck, III
    --------------------------

    Title: General Partner
    --------------------------


/s/ JAMES M. BUCK, III
------------------------------
    James M. Buck, III


/s/ J.B. DOHERTY
------------------------------
    J.B. Doherty


/s/ STEPHEN W. HARRIS
------------------------------
    Stephen W. Harris

-------------------------------                    -----------------------------
CUSIP No. 45245V 10 1                   13G                  Page 10 of 10 pages

-------------------------------                    -----------------------------


                                    LAW OFFICES
MELVIN J. BUCKMAN           McCAUSLAND, KEEN & BUCKMAN
McKINLEY C. McADOO                 RADNOR COURT
ROBERT H. YOUNG, JR                  SUITE 160
CAROL A. CINOTTI           259 NORTH RADNOR-CHESTER ROAD
JAMES G. LOGUE                 RADNOR, PA 19087-5240
ALAN N. ESCOTT                     610-341-1000
GLENN S. GITOMER              TELECOPIER 610-341-1099
NANCY D. WEISBERG
MARC S. MASER
STEPHAN K. PAHIDES
JANEEN O. DOUGHERTY
AMY E. DARLINGTON
TERESA REID



                                                               February 24, 2000


Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

          Pursuant to the provisions of Regulation S-T, enclosed please find
Schedule 13G regarding TDH III, L.P.'s beneficial ownership of the common stock of ImageMax, Inc. The filing is being effected by direct transmission to the Commission's EDGAR system.

                                               Sincerely,

                                               /s/ NANCY D. WEISBERG
                                               ------------------------------
                                                   Nancy D. Weisberg

Enclosures

cc: James M. Buck, III, General Partner